KATY NEWS
FOR IMMEDIATE RELEASE
KATY INDUSTRIES, INC.AFFECTED BY CHANGES IN NYSE LISTING REQUIREMENTS

MIDDLEBURY, CT - October 17, 2005- Katy Industries, Inc. (NYSE: KT) today announced that the Company received notification from the New York Stock Exchange (NYSE) dated October 11, 2005, that the Company was not in compliance with the NYSE’s new continued listing standards. Katy is considered “below criteria” by the NYSE because the Company’s total market capitalization was less than $75 million over a consecutive 30 trading-day period and its shareholders’ equity was less than $75 million as of June 30, 2005. While Katy was in compliance with previous continued listing standards set forth by the NYSE, the NYSE adopted new continued listing standards, effective June 9, 2005, which increased the former standards significantly.

In accordance with the continued listing criteria set forth by the NYSE, the Company intends to present a plan to the NYSE within 45 days of its receipt of the notice, demonstrating how it intends to comply with the continued listing standards within 18 months of its receipt of the notice. The NYSE may take up to 45 days to review and evaluate the plan after it is submitted. If the plan is accepted, the Company will be subject to quarterly monitoring for compliance by the NYSE. If the NYSE does not accept the plan or if the Company is unable to achieve compliance with the NYSE’s continued listing criteria through its implementation of the plan, the Company will be subject to NYSE trading suspension and delisting, at which time the Company would intend to apply to have its shares listed on another stock exchange or quotation system.

Beginning October 19, 2005, the NYSE will make available on its consolidated tape, a “.BC” indicator transmitted with the Company’s listing symbol to identify that the Company is below the NYSE’s quantitative continued listing standards.

“Katy has been listed on the New York Stock Exchange for nearly 40 years. We are committed to remaining a NYSE-listed company and to offering our stockholders a liquid market for their holdings,” said Anthony T. Castor III, Katy’s President and Chief Executive Officer.

This press release may contain various forward-looking statements. The forward-looking statements are based on the beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the company’s management. Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business. The forward-looking statements are subject to risks and uncertainties, detailed from time to time in Katy’s filings with the SEC, that may lead to results that differ materially from those expressed in any forward-looking statement made by the company or on its behalf. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation with interests primarily in Maintenance Products and Electrical Products.

Company contact:
Katy Industries, Inc.
Amir Rosenthal
(203) 598-0397